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                               STATE OF DELAWARE
                        OFFICE OF THE SECRETARY OF STATE

                            ------------------------

     I, Edward J. Freel, Secretary of State of the State of Delaware, do hereby certify the attached is a true and correct copy of the Certificate of Amendment of 'The Cooper Companies, Inc.', filed in this office on the twenty-first day of September, A.D. 1995, at 9 o'clock a.m.

     A certified copy of this Certificate has been forwarded to the Kent County Recorder of Deeds for recording.

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
                                             EDWARD J. FREEL
[SECRETARY'S OFFICE SEAL]                    -----------------------------------
                                             Edward J. Freel, Secretary of State

                                             AUTHENTICATION: 7648348

                                                       DATE: 09-21-95
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0888137  8100

950215639



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                            CERTIFICATE OF AMENDMENT
                    OF RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           THE COOPER COMPANIES, INC.

                    (PURSUANT TO SECTION 242 OF THE GENERAL
                   CORPORATION LAW OF THE STATE OF DELAWARE)

     The Cooper Companies, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the 'Corporation'), does hereby certify as follows:

          1. The name of the Corporation is The Cooper Companies, Inc.

          2. The Restated Certificate of Incorporation is hereby amended by changing Article IV(a) thereof so that, as amended, such Article IV(a) shall read in its entirety as follows:

             (a) Number of Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 21,000,000, consisting of (i) 20,000,000 shares of Common Stock ('Common Stock'), each share having a par value of $.10, and (ii) 1,000,000 shares of Preferred Stock ('Preferred Stock'), each share having a par value of $.10.

          3. The Restated Certificate of Incorporation is hereby amended by adding Paragraph (c) to Article IV thereof, which paragraph shall read in its entirety as follows:

             (c) Simultaneously with the effective date of this amendment (the 'Effective Date'), each share of the Company's Common Stock, par value $.10 per share, issued and outstanding immediately prior to the Effective Date (the 'Old Common Stock') shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one-third ( 1/3) of a share of the Company's Common Stock, par value $.10 per share (the 'New Common Stock'), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the 'Old Certificates', whether one or more) shall be entitled to receive upon surrender of such Old Certificates to American Stock Transfer and Trust Company (the 'Exchange Agent' or 'Transfer Agent') for cancellation, a certificate or certificates (the 'New Certificates', whether one or more) representing the number of whole shares of the New Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates of scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to




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vote, or to any rights of a stockholder of the Company. In lieu of any  fraction of a share, a certificate or certificates evidencing the aggregate of all fractional shares otherwise issuable (rounded, if necessary, to the next highest whole share) shall be issued to the Exchange Agent or its nominee, as agent for the accounts of all holders of Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the Reverse Split. Sales of fractional interest will be effected by the Exchange Agent or its nominee as soon as practicable on the basis of prevailing market prices of the Common Stock on the New York Stock Exchange at the time of sale. After the Reverse Split Effective Date, the Exchange Agent will pay to such stockholders their pro rata share of the net proceeds derived from the sale of their fractional interest upon surrender of their stock certificates. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not tendered all of his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fraction shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer stamps to the Old Certificates
surrendered,   or  provide  funds  for  their  purchase,  or  establish  to  the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

          4. Such Amendments of the Restate Certificate of Incorporation have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The Board of Directors of the Corporation adopted resolutions setting forth these Amendments, declaring their advisability and calling for submission of such Amendments to the stockholder of the Corporation for vote at the Corporation's 1995 Annual Meeting of Stockholders. The stockholders approved such Amendments at the Annual Meeting of Stockholders held on September 20, 1995.




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     IN  WITNESS  WHEREOF, the  Corporation has  caused  this certificate  to be signed by A. Thomas Bender, its President and Chief Executive Officer, and attested by Marisa F. Jacobs, its Secretary, this 21 day of September, 1995.

                                          THE COOPER COMPANIES, INC.

                                          By:  A. THOMAS BENDER
                                               -------------------------
                                               A. Thomas Bender
                                               President and
                                               Chief Executive Officer

ATTEST:

By: MARISA F. JACOBS
    ------------------------
    Marisa F. Jacobs
    Secretary


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